Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 26, 2008 with respect to the consolidated financial statements of TransAlta Corporation as at December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, and the effectiveness of internal control over financial reporting as of December 31, 2007 of TransAlta Corporation, included in an exhibit to the Annual Report (Form 40-F) for 2007.

We also consent to the use of our audit report dated February 26, 2008 to the Board of Directors of the Corporation with respect to the Reconciliation to United States Generally Accepted Accounting Principles as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, included in an exhibit to the Annual Report (Form 40-F) for 2007.

We also consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-72454 and No. 333-101470) pertaining to TransAlta Corporation’s Share Option Plan

(2)	Registration Statement (Form F-10 No. 333-87762) pertaining to the registration of Debt and Equity Securities of TransAlta Corporation

of our reports dated February 26, 2008, with respect to the consolidated financial statements of TransAlta Corporation as at December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, the effectiveness of internal control over financial reporting as of December 31, 2007 of TransAlta Corporation and the Reconciliation to United States Generally Accepted Accounting Principles as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, included in the Annual Report (Form 40-F) of TransAlta Corporation for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Chartered Accountants
Calgary, Alberta

March 13, 2008